Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

SECOND QUARTER FISCAL 2009 OPERATING RESULTS

Uncasville, Connecticut, April 30, 2009 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its operating results for the second fiscal quarter ended March 31, 2009. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs.

Highlights for the second quarter ended March 31, 2009:

•	Successfully implemented a company-wide cost containment program, resulting in consolidated operating costs and expenses of $292.7 million, an 11.4% decrease from the second quarter of fiscal 2008

•	Consolidated Adjusted EBITDA, a non-GAAP measure described below, of $85.1 million, a 1.4% decrease from the second quarter of fiscal 2008

•	Consolidated Adjusted EBITDA margin, a non-GAAP measure described below, of 24.2% compared to 22.0% in the second quarter of fiscal 2008

•	Successfully amended the Pocono Downs’ purchase agreement to accelerate the outstanding refund payment due to the Authority

•	Realized an $8.5 million gain on early extinguishment of debt in connection with the repurchase of $14.3 million of the Authority’s outstanding 8 3/8% senior subordinated notes due on July 1, 2011

Consolidated financial results for the second quarter ended March 31, 2009:

•	Net income of $33.2 million, a 0.7% decrease from the second quarter of fiscal 2008

•	Income from operations of $58.6 million, a 5.5% decrease from the second quarter of fiscal 2008

•	Net revenues of $351.4 million, a 10.5% decrease from the second quarter of fiscal 2008

•	Gaming revenues of $322.2 million, a 9.5% decrease from the second quarter of fiscal 2008

•	Gross slot revenues of $244.0 million, a 3.6% decrease from the second quarter of fiscal 2008

•	Table games revenues of $74.2 million, a 27.5% decrease from the second quarter of fiscal 2008

•	Non-gaming revenues of $54.2 million, a 21.0% decrease from the second quarter of fiscal 2008

Operating results reflect a modest decline in Adjusted EBITDA at Mohegan Sun due to lower gaming and non-gaming revenues, and include an increase in Adjusted EBITDA at Pocono Downs resulting from the July 2008 opening of Project Sunrise. Operating results also reflect lower operating costs and expenses that resulted from the company-wide cost containment program implemented during the quarter ended March 31, 2009, as further discussed below.

“I am very proud of our second quarter results and the tremendous efforts from our Connecticut and Pennsylvania operating teams as we manage through this difficult economic period,” said Mitchell Grossinger Etess, President and CEO of the Authority. “I also would like to thank all of our 11,000 employees for their continued positive attitudes and personal sacrifices as we continue to manage our company through the ongoing recession.”

Mohegan Sun

Financial results for the second quarter ended March 31, 2009 (in thousands, unaudited):

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Variance	Percentage Variance
Adjusted EBITDA (a non-GAAP measure described below)	$78,586	$84,043	$(5,457)	-6.5%
Income from operations	58,789	62,840	(4,051)	-6.4%
Operating costs and expenses	231,637	283,627	(51,990)	-18.3%
Net revenues	290,426	346,467	(56,041)	-16.2%
Gaming revenues	263,876	311,173	(47,297)	-15.2%
Non-gaming revenues	49,629	65,349	(15,720)	-24.1%

The decrease in Adjusted EBITDA is primarily attributable to the declines in gaming and non-gaming revenues resulting from the continuation of the national economic recession that has negatively impacted spending by gaming patrons in the Northeastern United States. Gaming and non-gaming revenues also were negatively impacted by increased competition, as further discussed below, and unfavorable weather conditions as compared to the second quarter of fiscal 2008. Adjusted EBITDA for the quarter also was positively impacted by lower operating costs and expenses primarily resulting from the implementation of the company-wide cost containment program. Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of net revenues, increased to 27.1% for the quarter ended March 31, 2009 from 24.3% in the second quarter of fiscal 2008.

The decrease in income from operations is primarily attributable to declines in gaming and non-gaming revenues, partially offset by lower operating costs and expenses and the addition of poker operations.

Operating costs and expenses declined primarily due to the company-wide cost containment program implemented during the quarter, and to a lesser extent, lower variable costs and expenses commensurate with the declines in gaming and non-gaming revenues.

The decrease in net revenues also is the result of the declines in gaming and non-gaming revenues, partially offset by a reduction in promotional allowances.

Selected gaming data for the second quarter ended March 31, 2009 (in thousands, unaudited):

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Variance	Percentage Variance
Slot handle	$2,212,101	$2,565,756	$(353,655)	-13.8%
Gross slot revenues	190,786	213,998	(23,212)	-10.8%
Net slot revenues	184,259	206,040	(21,781)	-10.6%
Table drop	513,908	665,667	(151,759)	-22.8%
Table games revenues	74,248	102,422	(28,174)	-27.5%

Additional information related to slot revenues within Mohegan Sun’s market area for the second quarter ended March 31, 2009 (in thousands, unaudited):

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Variance	Percentage Variance
Northeast slot gaming market gross slot revenues (1)	$608,591	$631,875	$(23,284)	-3.7%
Connecticut slot gaming market gross slot revenues (2)	363,296	389,366	(26,070)	-6.7%

(1)	Northeast slot gaming market consists of Mohegan Sun, Foxwoods Resort Casino, including MGM Grand at Foxwoods, collectively Foxwoods, Twin River, Newport Grand and Empire City.
(2)	Connecticut slot gaming market consists of Mohegan Sun and Foxwoods.

Slot revenues declined during the quarter due to lower slot handle reflecting the ongoing national economic recession. During the quarter ended March 31, 2009, both the number of Mohegan Sun’s rated slot player trips and spending per rated slot player decreased as compared to the second quarter of fiscal 2008. Increased competition from video lottery terminal facilities, or VLTs, at Empire City in Yonkers, New York and Twin River in Lincoln, Rhode Island, as well as additional gaming and hotel capacity added by Foxwoods, in Connecticut, following the May 2008 opening of its MGM Grand at Foxwoods, also contributed to the decline in slot revenues. Additionally, slot revenues were impacted by unfavorable weather conditions during the quarter as compared to the second quarter of fiscal 2008 and increased promotional activities from competitors. Mohegan Sun’s gross slot hold percentage for the quarter ended March 31, 2009 was 8.6% compared to 8.3% in the second quarter of fiscal 2008. Mohegan Sun’s gross slot win per unit per day for the quarter ended March 31, 2009 was $313 compared to $382 in the second quarter of fiscal 2008. Mohegan Sun’s slot win efficiency in the Northeast slot gaming market for the quarter ended March 31, 2009 decreased to 121.8% from 133.7% in the second quarter of fiscal 2008. Mohegan Sun’s slot win efficiency in the Northeast slot gaming market was impacted by some customers in the New York City and Boston area markets choosing to frequent closer VLT facilities in the states of New York and Rhode Island, and increased gaming and hotel capacity added by Foxwoods. Mohegan Sun’s slot win efficiency in the Connecticut slot gaming market for the quarter ended March 31, 2009 decreased to 114.1% from 117.1% in the second quarter of fiscal 2008.

The decline in table games revenues is primarily the result of lower table games drop. The decrease in table games drop is attributable to the impact of the national economic recession, which has significantly reduced consumer discretionary spending on activities such as gaming, leisure and hospitality. During the quarter ended March 31, 2009, the number of Mohegan Sun’s rated table games patron trips increased slightly, while spending per rated table games patron decreased significantly as compared to the second quarter of fiscal 2008. Table games revenues also were impacted by lower table games hold percentage and unfavorable weather conditions as compared to the second quarter of fiscal 2008. Mohegan Sun’s table games hold percentage for the quarter ended March 31, 2009 was 14.4% compared to 15.4% in the second quarter of fiscal 2008. Table games hold percentage is relatively predictable over longer periods of time, but can fluctuate significantly over shorter periods. Mohegan Sun’s table games revenue per unit per day for the quarter ended March 31, 2009 was $2,521 compared to $3,473 in the second quarter of fiscal 2008.

Non-gaming revenues for the second quarter ended March 31, 2009 (in thousands, unaudited):

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Variance	Percentage Variance
Food and beverage revenues	$18,197	$22,663	$(4,466)	-19.7%
Hotel revenues	9,001	11,850	(2,849)	-24.0%
Retail, entertainment and other revenues	22,431	30,836	(8,405)	-27.3%

The decrease in food and beverage revenues is primarily attributable to a $3.6 million decline in food revenues, resulting from a 24.2% reduction in the number of meals served at Mohegan Sun-owned food outlets. The decreased number of meals served reflects, in part, the temporary closure of the Mohegan Sun Earth food court to accommodate the re-opening of the Winter Entrance. Food and beverage revenues also were negatively impacted by the September 2008 opening of Jimmy Buffett’s Margaritaville Restaurant, a third-party outlet located in Casino of the Wind, which resulted in decreased patron visitation at Mohegan Sun-owned food outlets. The decrease in food and beverage revenues also is attributable to reduced consumer discretionary spending, as discussed above. The decrease in the number of meals served was partially offset by a 5.9% increase in the average price per cover.

The decline in hotel revenues is the result of a reduction in the average daily room rate, or ADR, to $89 for the quarter ended March 31, 2009 compared to $116 in the second quarter of fiscal 2008. The decrease in ADR is primarily due to the increased hotel and meeting room capacity added by MGM Grand at Foxwoods, as well as competitive pricing pressures in the Northeast gaming market. Hotel revenues also were impacted by a decline in demand for higher-rated group business due to the sensitivity of conference and corporate meeting travel expenses. Hotel occupancy increased to 93.8% for the quarter ended March 31, 2009 compared to 90.0% in the second quarter of fiscal 2008. Revenue per available room for the quarter ended March 31, 2009 was $84 compared to $105 in the second quarter of fiscal 2008.

The decrease in retail, entertainment and other revenues is primarily the result of a $4.2 million decline in entertainment revenues as compared to the second quarter of fiscal 2008. During the quarter, there was a decrease in the number of scheduled headliner shows at the Mohegan Sun Arena due to a reduction of available entertainment acts on tour, resulting in a 31.5% decrease in Arena ticket sales. The decrease in retail, entertainment and other revenues also was due to a $3.0 million decline in gasoline revenues as a result of a decrease in the average price per gallon of gasoline sold at the Mohegan Sun gasoline and convenience center.

Pocono Downs

Financial results for the second quarter ended March 31, 2009 (in thousands, unaudited):

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Variance	Percentage Variance
Adjusted EBITDA (a non-GAAP measure described below)	$9,570	$6,126	$3,444	56.2%
Income from operations	3,454	3,230	224	6.9%
Operating costs and expenses	57,483	42,880	14,603	34.1%
Net revenues	60,937	46,110	14,827	32.2%
Gaming revenues	58,304	44,704	13,600	30.4%
Non-gaming revenues	4,604	3,304	1,300	39.3%

The increase in Adjusted EBITDA is primarily attributable to higher gaming and non-gaming revenues resulting from the July 2008 opening of Project Sunrise, the second phase of Pocono Downs’ gaming and entertainment facility, partially offset by higher operating costs and expenses necessary to support Project Sunrise. Adjusted EBITDA for the quarter also was positively impacted by the implementation of the company-wide cost containment program. Additionally, Adjusted EBITDA was impacted by increased redemption costs due to higher utilization of Player’s Club points at third-party outlets, greater promotional activities from competitors and unfavorable weather conditions in Northeastern Pennsylvania as compared to the second quarter of fiscal 2008. Adjusted EBITDA margin increased to 15.7% for the quarter ended March 31, 2009 from 13.3% in the second quarter of fiscal 2008.

The increase in income from operations is primarily attributable to the growth in gaming and non-gaming revenues, partially offset by higher operating costs and expenses resulting from the opening of Project Sunrise.

Operating costs and expenses increased primarily due to the opening of Project Sunrise, partially offset by the impact of the company-wide cost containment program implemented during the quarter, as further discussed below.

The increase in net revenues also is the result of the growth in gaming and non-gaming revenues, resulting from the opening of Project Sunrise.

Selected gaming data for the second quarter ended March 31, 2009 (in thousands, unaudited):

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Variance	Percentage Variance
Slot handle	$637,705	$453,132	$184,573	40.7%
Gross slot revenues	53,261	39,293	13,968	35.5%
Net slot revenues	53,347	39,226	14,121	36.0%

Additional information related to slot revenues within Pocono Downs’ market area for the second quarter ended March 31, 2009 (in thousands, unaudited):

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Variance	Percentage Variance
Northeastern Pennsylvania slot gaming market gross slot revenues (1)	$98,613	$78,322	$20,291	25.9%

(1)	Northeastern Pennsylvania slot gaming market consists of Pocono Downs and Mount Airy.

The growth in slot revenues is attributable to the opening of Project Sunrise. As discussed above, slot results for the quarter also were impacted by higher promotional activities from competitors and unfavorable weather conditions as compared to the second quarter of fiscal 2008. Pocono Downs’ gross slot hold percentage for the quarter ended March 31, 2009 was 8.4% compared to 8.7% in the second quarter of fiscal 2008. The decrease in gross slot hold percentage is attributable to increased free promotional slot plays provided to Pocono Downs’ Player’s Club members, which is reflected in slot handle during the quarter. Pocono Downs’ gross slot win per unit per day for the quarter ended March 31, 2009 decreased to $240 from $359 in the second quarter of fiscal 2008 due to an increase in the weighted average number of slot machines following the opening of Project Sunrise. Pocono Downs’ slot win efficiency in the Northeastern Pennsylvania slot gaming market for the quarter ended March 31, 2009 decreased to 109.0% from 155.4% in the second quarter of fiscal 2008. The decrease in gross slot win per unit per day and slot win efficiency also is attributable to the increase in the weighted average number of slot machines.

Non-gaming revenues for the second quarter ended March 31, 2009 (in thousands, unaudited):

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Variance	Percentage Variance
Food and beverage revenues	$3,521	$2,206	$1,315	59.6%
Retail and other revenues	1,083	1,098	(15)	-1.4%

The increase in food and beverage revenues is related to the opening of new food and beverage outlets in connection with Project Sunrise. Retail and other revenues were impacted by the remodeling of MOGO, the Pocono Downs’ logo store.

Corporate

Total Corporate expenses for the second quarter ended March 31, 2009 (in thousands, unaudited):

	For the Three Months Ended
	March 31, 2009	March 31, 2008	Variance	Percentage Variance
Total Corporate expenses	$3,613	$4,037	$(424)	-10.5%

The decrease in total Corporate expenses is primarily attributable to a non-recurring decrease in tribal services expense, partially offset by increased rental expense in connection with a ground lease for land located in Palmer, Massachusetts, which is a potential site for future gaming development, if legalized in Massachusetts.

Cost Containment Program

As a result of the declines in business volumes and the uncertainties in the current financial markets, the Authority has undertaken a series of steps to reduce expenditures, including a company-wide cost containment program that became effective during the quarter ended March 31, 2009. This program includes, among other things, employee salary rollbacks, suspension of all annual and merit-based compensation increases, reduction in work hours, suspension of employer-matching 401(k) contributions and funding of other contributions to the Mohegan Retirement and 401(k) Plan. In addition, the Authority implemented a number of other cost containment initiatives to reduce operating expenses, including reductions in advertising expenditures, certain marketing programs, hours of operation in certain food and beverage and retail outlets and reductions in most other operating cost categories. The Authority estimates that the cost containment program yielded consolidated cost savings totaling approximately $33.0 million during the quarter ended March 31, 2009. Consolidated cost savings for fiscal year 2009 are forecast to be $77.0 million.

“Our second quarter results were driven by the effective cost containment efforts at our Mohegan Sun property, combined with the encouraging EBITDA and EBITDA margin improvements from our Pocono Downs property,” said Jeffery E. Hartmann, Executive Vice President and COO of the Authority. “We are anxiously awaiting the re-opening of the Winter Entrance to Casino of the Earth, which will add many new and exciting dining options for our guests.”

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended			Adjusted EBITDA For the Three Months Ended
	March 31, 2009		March 31, 2008	March 31, 2009		March 31, 2008
Mohegan Sun	$290,426	(1)	$346,467	$78,586	(1)	$84,043
Pocono Downs	60,937	(2)	46,110	9,570	(2)	6,126
Corporate	—		—	(3,100)		(3,885)

Total	$351,363		$392,577	$85,056		$86,284

(in thousands, unaudited)	Net Revenues For the Six Months Ended			Adjusted EBITDA For the Six Months Ended
	March 31, 2009		March 31, 2008	March 31, 2009		March 31, 2008
Mohegan Sun	$597,909	(3)	$685,894	$133,042	(3)	$160,740
Pocono Downs	117,485	(4)	93,632	14,896	(4)	12,560
Corporate	—		—	(7,477)		(10,428)

Total	$715,394		$779,526	$140,461		$162,872

(1)	Includes operating results of Casino of the Wind for the three months ended March 31, 2009.
(2)	Includes operating results of Project Sunrise for the three months ended March 31, 2009.
(3)	Includes operating results of Casino of the Wind for the six months ended March 31, 2009.
(4)	Includes operating results of Project Sunrise for the six months ended March 31, 2009.

Liquidity, Capital Resources and Capital Spending

As of March 31, 2009, the Authority held cash and cash equivalents of $63.8 million compared to $86.5 million as of March 31, 2008. As of March 31, 2009, there was $342.5 million drawn on the Authority’s bank credit facility. The Authority’s total debt was approximately $1.60 billion as of March 31, 2009 compared to $1.37 billion as of March 31, 2008.

As of March 31, 2009, the amount of outstanding letters of credit issued pursuant to the Authority’s bank credit facility totaled $6.9 million, of which, no amount was drawn. Inclusive of term loans and letters of credit, which reduce borrowing availability under the bank credit facility, the Authority had approximately $499.1 million of borrowing capacity under the bank credit facility as of March 31, 2009, without taking into account covenants under the bank credit facility and the Authority’s line of credit and note indentures.

Interest Expense

Interest expense increased by $10.7 million, or 23.4%, to $56.2 million for the six months ended March 31, 2009 compared to $45.5 million for the six months ended March 31, 2008. The increase in interest expense is primarily due to higher weighted average outstanding debt and lower capitalized interest, partially offset by a decrease in weighted average interest rate. The weighted average outstanding debt was $1.64 billion for the six months ended March 31, 2009 compared to $1.33 billion for the six months ended March 31, 2008. Capitalized interest was $677,000 for the six months ended March 31, 2009 compared to $3.1 million for the six months ended March 31, 2008. The increase in weighted average outstanding debt was due to additional borrowings on the bank credit facility to fund capital expenditures for Project Horizon and Project Sunrise. The weighted average interest rate was 6.9% for the six months ended March 31, 2009 compared to 7.3% for the six months ended March 31, 2008.

Pocono Downs’ Purchase Settlement

On March 10, 2009, the Authority and a subsidiary of Penn National Gaming, Inc., entered into a third amendment to the purchase agreement for Pocono Downs. Pursuant to the amendment, the parties agreed to accelerate a $16.0 million outstanding refund payment due to the Authority and reduce the amount of such balance to approximately $13.1 million, which the Authority received on March 11, 2009. The Authority incurred a non-cash loss in connection with this transaction totaling approximately $1.6 million, which is recorded in other income (expense), net, in the accompanying consolidated statements of income for the three months and six months ended March 31, 2009.

2001 8 3/8% Senior Subordinated Notes Repurchase

On March 18, 2009, the Authority used a portion of the accelerated payment from the Pocono Downs’ purchase price refund to extinguish approximately $14.3 million of its outstanding 8 3/8% senior subordinated notes due July 1, 2011. The Authority realized a gain on early extinguishment of debt in connection with this transaction totaling approximately $8.5 million, which is recorded in the accompanying consolidated statements of income for the three months and six months ended March 31, 2009. An aggregate principal amount of approximately $2.0 million of the 8 3/8% senior subordinated notes remains outstanding as of March 31, 2009.

Capital Expenditures

The Authority’s capital expenditures totaled $51.5 million for the six months ended March 31, 2009 compared to $156.6 million for the six months ended March 31, 2008. These capital expenditures were primarily comprised of capital expenditures at Mohegan Sun totaling $49.0 million, which included Project Horizon construction expenditures of $36.3 million, including capitalized interest of $677,000. Capital expenditures at Pocono Downs totaled $2.5 million for the six months ended March 31, 2009. This amount included $4.1 million in capital expenditures, primarily consisting of construction expenditures for a new paddock for the harness racing facility, partially offset by a $1.6 million reduction in the estimated final cost for Project Sunrise. During the six months ended March 31, 2009, Pocono Downs also received a $2.0 million facility improvement grant from the Commonwealth of Pennsylvania pursuant to the Pennsylvania Race Horse Development Gaming Act, which was recorded as a reduction to property and equipment.

Capital expenditures for fiscal year 2009 at Mohegan Sun, exclusive of Project Horizon spending, are forecast to be approximately $26.0 million in maintenance and development capital expenditures for the replacement and improvement of information technology equipment, systems and software and the replacement and enhancement of slot machines.

Capital expenditures for fiscal year 2009 at Pocono Downs are forecast to be $8.0 million, $5.7 million of which relates to the construction of the new paddock.

Project Horizon

Project Horizon, Mohegan Sun’s second major expansion, initially was planned to include four major components: Sunrise Square, Casino of the Wind, Property Infrastructure and the Earth Expansion. As of March 31, 2009, two of the components, Sunrise Square and Casino of the Wind, have been completed.

As of March 31, 2009, the Authority had incurred approximately $33.9 million for Property Infrastructure costs relating to additional surface parking lots, site development and road improvements on or adjacent to the property. The Authority currently anticipates incurring an additional $4.5 million to complete the Property Infrastructure component. This component is anticipated to be completed in the third quarter of fiscal 2009.

On September 22, 2008, the Authority announced the suspension of the hotel, retail and parking garage elements of the Earth Expansion component of Project Horizon due to a slowdown in its business volumes and uncertainties in the financial markets resulting from the ongoing national economic recession. The Authority intends to re-evaluate the feasibility of the suspended elements at the end of fiscal year 2009. As of March 31, 2009, the Authority had incurred approximately $79.1 million on the suspended elements of the Earth Expansion relating to excavation and foundation work for the planned podium and hotel tower, as well as professional fees for design and architectural work. The Authority currently anticipates incurring an additional $5.8 million in connection with the suspended elements of the Earth Expansion.

Construction of the Winter Entrance of the Earth Expansion, which when completed, will connect the Winter Parking Garage to Casino of the Earth, is ongoing. The Winter Entrance is scheduled to open in the fourth quarter of fiscal 2009 and will incorporate renovated food and beverage facilities, including Bobby Flay’s “Bobby’s Burger Palace,” “Frank Pepe Pizzeria Napoletana,” a family-style sit down pizzeria, and a four-station quick-serve dining area featuring Asian, seafood, soup and sandwich concepts, as well as 7,000 square feet of new retail space. The Authority also plans to open Bobby Flay’s “Bar Americain” in the fall of 2009, in the location currently occupied by Fidelia’s restaurant. As of March 31, 2009, the Authority had incurred approximately $5.4 million on the Winter Entrance. The Authority currently anticipates incurring an additional $37.8 million in connection with this element.

In addition, the construction of a 1,500-space parking garage that was anticipated to be built adjacent to the Earth Expansion was suspended. As of March 31, 2009, the Authority had incurred approximately $3.7 million relating to the design of the new parking garage, and anticipates incurring an additional $1.7 million to complete improvements to the existing Winter Parking Garage.

The revised aggregate cost for Project Horizon is currently estimated to be approximately $301.6 million, excluding capitalized interest. A breakdown of the cost is as follows:

•	$16.7 million for Sunrise Square

•	$113.0 million for Casino of the Wind

•	$38.4 million for Property Infrastructure

•	$5.4 million for parking garages

•	$84.9 million for the suspended elements of the Earth Expansion

•	$43.2 million for the Winter Entrance

As of March 31, 2009, costs incurred for Project Horizon, excluding capitalized interest, totaled approximately $251.8 million. Remaining project costs are estimated to total approximately $49.8 million and are anticipated to be incurred during the remainder of fiscal 2009.

Capital Resources

Distributions to the Tribe totaled $22.0 million and $43.3 million for the six months ended March 31, 2009 and 2008, respectively. Distributions to the Tribe are anticipated to approximate between $65.0 million and $72.5 million for fiscal year 2009.

The Authority’s 6 3/ 8% $330.0 million senior subordinated notes mature on July 15, 2009. It is the Authority’s intent to utilize the bank credit facility to repay the 6 3/8% $330.0 million senior subordinated notes at maturity.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next 12 months. However, the Authority can provide no assurance in this regard. Any future investments in Mohegan Sun and Pocono Downs are anticipated to be funded through a combination of operating cash flows and draws under the bank credit facility.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its second quarter fiscal 2009 operating results on Thursday, April 30, 2009 at 11:00 a.m. (Eastern Daylight Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (International)

Conference ID: 95211609

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the Authority’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, April 30, 2009. This replay will run through May 14, 2009.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (International)

Conference ID: 95211609

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes Casino of the Earth, Casino of the Sky, Casino of the Wind, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. Casino of the Wind opened on August 29, 2008, with approximately 65,000 square feet of additional gaming space and new dining and retail amenities. Mohegan Sun at Pocono Downs opened Project Sunrise on July 17, 2008, a gaming and entertainment facility adjacent to the Phase I gaming facility. The combined facility currently includes approximately 2,500 slot machines and electronic blackjack games, several dining options, including a 300-seat buffet and a quick-serve dining area, five retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mohegansun.com, www.mohegansunpocono.com or www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey, Maryland or Pennsylvania), the financial performance of Mohegan Sun and Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as well as other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended March 31, 2009	For the Three Months Ended March 31, 2008	For the Six Months Ended March 31, 2009	For the Six Months Ended March 31, 2008
Revenues:
Gaming	$322,180	$355,877	$648,870	$706,522
Food and beverage	21,718	24,869	45,606	50,487
Hotel	9,001	11,850	19,843	24,427
Retail, entertainment and other	23,514	31,934	57,185	63,469

Gross revenues	376,413	424,530	771,504	844,905
Less - Promotional allowances	(25,050)	(31,953)	(56,110)	(65,379)

Net revenues	351,363	392,577	715,394	779,526

Operating costs and expenses:
Gaming	197,843	217,468	419,189	437,745
Food and beverage	9,952	11,398	21,678	24,122
Hotel	3,132	4,305	6,895	8,602
Retail, entertainment and other	7,563	11,440	20,194	22,104
Advertising, general and administrative	44,717	57,797	99,499	113,653
Corporate expenses	3,592	4,017	8,601	11,161
Pre-opening costs and expenses	41	12	282	32
Depreciation and amortization	25,893	24,107	52,419	48,652

Total operating costs and expenses	292,733	330,544	628,757	666,071

Income from operations	58,630	62,033	86,637	113,455

Other income (expense):
Accretion of discount to the relinquishment liability	(5,106)	(6,772)	(10,212)	(13,543)
Interest income	1,536	899	2,525	1,957
Interest expense, net of capitalized interest	(28,499)	(22,687)	(56,164)	(45,518)
Gain on early extinguishment of debt	8,466	—	8,466	—
Other income (expense), net	(2,294)	(143)	(2,927)	71

Total other expense	(25,897)	(28,703)	(58,312)	(57,033)

Income from operations before minority interests	32,733	33,330	28,325	56,422
Minority interests	492	132	1,123	733

Net income	$33,225	$33,462	$29,448	$57,155

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	As of and for the Three Months Ended		As of and for the Six Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Operating Results:
Gross revenues	$376,413	$424,530	$771,504	$844,905
Net revenues	351,363	392,577	715,394	779,526
Income from operations	58,630	62,033	86,637	113,455

Other Data:
Adjusted EBITDA	$85,056	$86,284	$140,461	$162,872
Capital expenditures	18,629	92,192	51,469	156,612
Cash interest paid	37,664	34,398	52,669	46,214

Balance Sheet Data:
Cash and cash equivalents	$63,823	$86,495	$63,823	$86,495
Total debt	1,597,548	1,366,587	1,597,548	1,366,587

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2009 (1)	March 31, 2008	March 31, 2009 (2)	March 31, 2008
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$78,586	$84,043	$133,042	$160,740
Adjusted EBITDA margin	27.1%	24.3%	22.3%	23.4%

Capital expenditures (in thousands)	$18,370	$56,508	$48,944	$84,078
Capitalized interest (in thousands)	9	876	677	1,721

Weighted Average Number of Units:
Slot machines	6,773	6,161	6,758	6,173
Table games	327	324	328	323

Win Per Unit Per Day:
Slot machines (gross)	$313	$382	$314	$374
Table games	2,521	3,473	2,579	3,429

Hold Percentage:
Slot machines (gross)	8.6%	8.3%	8.6%	8.5%
Table games	14.4%	15.4%	14.1%	15.4%

Connecticut Slot Gaming Market Statistics:
Slot handle market share	52.6%	55.7%	53.6%	53.3%
Slot win market share	52.5%	55.0%	54.0%	54.6%
Slot handle efficiency	114.2%	118.5%	118.0%	114.9%
Slot win efficiency	114.1%	117.1%	118.8%	117.5%

Northeast Slot Gaming Market Statistics:
Slot win market share	31.3%	33.9%	32.7%	34.3%
Slot win efficiency	121.8%	133.7%	128.2%	135.6%

Hotel Statistics:
Hotel occupancy %	93.8%	90.0%	94.7%	91.3%
Average Daily Rate (ADR)	$89	$116	$92	$116
Revenue Per Available Room (REVPAR)	$84	$105	$87	$105

(1)	Includes operating results of Casino of the Wind for the three months ended March 31, 2009.
(2)	Includes operating results of Casino of the Wind for the six months ended March 31, 2009.

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	March 31, 2009 (1)	March 31, 2008	March 31, 2009 (2)	March 31, 2008
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$9,570	$6,126	$14,896	$12,560
Adjusted EBITDA margin	15.7%	13.3%	12.7%	13.4%

Capital expenditures (in thousands)	$259	$35,684	$2,525	$72,533
Capitalized interest (in thousands)	—	929	—	1,392

Slot Statistics:
Weighted Average Number of Slot Machines	2,470	1,203	2,475	1,203
Win per unit per day (gross)	$240	$359	$228	$360
Hold percentage (gross)	8.4%	8.7%	8.4%	8.7%
Slot handle market share	51.5%	44.0%	50.3%	49.1	% (3)
Slot win market share	54.0%	50.2%	54.0%	55.0	% (3)
Slot handle efficiency	103.9%	136.4%	101.4%	152.0	% (3)
Slot win efficiency	109.0%	155.4%	108.8%	170.4	% (3)

(1)	Includes operating results of Project Sunrise for the three months ended March 31, 2009.
(2)	Includes operating results of Project Sunrise for the six months ended March 31, 2009.
(3)	Includes operating results of Mount Airy from opening date of October 22, 2007 to March 31, 2008.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended		For the Six Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008
Adjusted EBITDA	$85,056	$86,284	$140,461	$162,872
Pre-opening costs and expenses	(41)	(12)	(282)	(32)
Depreciation and amortization	(25,893)	(24,107)	(52,419)	(48,652)
Minority interests	(492)	(132)	(1,123)	(733)

Income from operations	58,630	62,033	86,637	113,455

Accretion of discount to the relinquishment liability	(5,106)	(6,772)	(10,212)	(13,543)
Interest income	1,536	899	2,525	1,957
Interest expense, net of capitalized interest	(28,499)	(22,687)	(56,164)	(45,518)
Gain on early extinguishment of debt	8,466	—	8,466	—
Other income (expense), net	(2,294)	(143)	(2,927)	71
Minority interests	492	132	1,123	733

Net income	$33,225	$33,462	$29,448	$57,155

Reconciliations of Income from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA are shown below (in thousands):

	For the Three Months Ended March 31, 2009
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun (1)	$58,789	$8	$19,789	$—	$78,586
Pocono Downs (2)	3,454	33	6,083	—	9,570
Corporate	(3,613)	—	21	492	(3,100)

Total	$58,630	$41	$25,893	$492	$85,056

	For the Three Months Ended March 31, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$62,840	$3	$21,200	$—	$84,043
Pocono Downs	3,230	9	2,887	—	6,126
Corporate	(4,037)	—	20	132	(3,885)

Total	$62,033	$12	$24,107	$132	$86,284

	For the Six Months Ended March 31, 2009
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun (3)	$92,835	$58	$40,149	$—	$133,042
Pocono Downs (4)	2,444	224	12,228	—	14,896
Corporate	(8,642)	—	42	1,123	(7,477)

Total	$86,637	$282	$52,419	$1,123	$140,461

	For the Six Months Ended March 31, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$118,782	$15	$41,943	$—	$160,740
Pocono Downs	6,714	17	5,829	—	12,560
Corporate	(12,041)	—	880	733	(10,428)

Total	$113,455	$32	$48,652	$733	$162,872

(1)	Includes operating results of Casino of the Wind for the three months ended March 31, 2009.
(2)	Includes operating results of Project Sunrise for the three months ended March 31, 2009.
(3)	Includes operating results of Casino of the Wind for the six months ended March 31, 2009.
(4)	Includes operating results of Project Sunrise for the six months ended March 31, 2009.

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest expense, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement, gain on early extinguishment of debt and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliations to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore, comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as interest expense, depreciation and amortization and reassessment and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest expense, depreciation and amortization, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority

Uncasville, Connecticut, April 30, 2009

CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000